UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RE/MAX HOLDINGS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RE/MAX Holdings, Inc.

5075 S. Syracuse St.

Denver, CO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22,  2019

April 11,  2019

Dear Stockholder,

We cordially invite you to attend our 2019 Annual Meeting of Stockholders, to be held on Wednesday, May 22,  2019, at 3:00 pm (Mountain Time). This year’s meeting will be a completely virtual meeting, conducted via live webcast. You will be able to attend the meeting online and vote your shares by visiting www.virtualshareholdermeeting.com/RMAX2019.

We are holding the meeting:

1.    to elect three directors to our Board of Directors and

2.    to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The above actions are described in more detail in this proxy statement. We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof. Only stockholders of record as of the close of business on March 22,  2019, will be entitled to attend or vote at the Annual Meeting.

We are sending a Notice of Internet Availability of Proxy Materials to our stockholders, which contains instructions on how to access our proxy materials on the internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. To make it easy to vote, internet and telephone voting are available. The instructions for voting are on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.

If you hold your shares through a holder of record, such as a bank or broker, please follow the voting instruction you received from them.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting.

Please feel free to contact our investor relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of the Board of Directors

Adam Lindquist Scoville, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON MAY 22,  2019: The Company’s Proxy Statement and Annual

Report on Form 10-K for the fiscal year ended December 31, 2018 are also available at http://materials.proxyvote.com/75524W.

RE/MAX HOLDINGS, INC.

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22,  2019

GENERAL INFORMATION

RE/MAX Holdings, Inc. (“RE/MAX Holdings”) is making this proxy statement available to its stockholders on or about April 11,  2019, in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 22,  2019, at 3:00 pm (Mountain Time) as a virtual meeting, which you may join by visiting www.virtualshareholdermeeting.com/RMAX2019.  As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Further information about the meeting and how to attend is below.

RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company (“RMCO”). RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock in October 2013 (the “IPO”). RMCO has three primary operating subsidiaries: RE/MAX, LLC, a franchisor of real estate brokerage services; Motto Franchising, LLC, a franchisor of mortgage brokerage services; and Booj, LLC, a technology developer for the real estate industry (“booj”). The company also has subsidiary marketing funds that collect funds from franchisees and are contractually obligated to spend such funds for marketing and technology purposes. Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer collectively to RE/MAX Holdings, RMCO, and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2018. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a one-page notice instead of a full set of Proxy Materials?

We are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice instructs you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

What items are scheduled to be voted on at the Annual Meeting?

There are two proposals to be voted on at the Annual Meeting:

1.    electing three directors to our Board of Directors and

2.    ratifying the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

How do I attend the Annual Meeting?

This year’s meeting is completely virtual. You may participate in the meeting by vising the following website: www.virtualshareholdermeeting.com/RMAX2019.

In order to attend, you will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. You will be able to vote your shares electronically during the Annual Meeting. Even if you plan to attend, we encourage you to vote by proxy in advance of the Annual Meeting in case you are unable to attend.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1) and

FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 2).

Could other matters be decided at the Annual Meeting?

We do not anticipate any other matters will come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 22,  2019 (the “Record Date”) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to one vote for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 17,807,948 shares of Class A common stock outstanding, which will each carry one vote and one share of Class B common stock outstanding, which will carry 12,559,600 votes.

What vote is required for each proposal?

For the election of directors, each director must be elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

The ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum at the Annual Meeting. Abstentions are not counted as votes cast. For more information on broker non-votes, see “If I hold shares in street name through a broker, can the broker vote my shares for me?”

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I  vote?

There are four ways for stockholders to vote:

•     Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•     By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•     By mail. If you requested that Proxy Materials be mailed to you and you are a stockholder of record, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

•    By electronically voting during the Annual Meeting.  You may also vote your shares by attending the Annual Meeting (see “How do I attend the Annual Meeting?” above) and voting during the meeting.

Can I change my vote after submitting a proxy?

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone, or by voting in person during the Annual Meeting.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 2 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. Proposal 1 (election of directors) is not a  “routine” proposal. If you hold shares in street name and do not vote on Proposal 1, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of solicitating proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, email, or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Why are you holding a virtual meeting instead of an in-person meeting?

We believe that holding a virtual meeting will expand stockholder access to the meeting, improve communication, and reduce costs both for the Company and for stockholders who attend the meeting.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers, and nominees may “household” Proxy Materials. This means that only one copy of the Proxy Materials or the Notice of Availability of Proxy Materials may have been sent to multiple stockholders who share an address. If you hold your shares in street name and want to receive separate copies of the Proxy Materials or the Notice of Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon request, the Company will promptly deliver a separate copy of the Proxy Materials or the Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy, you can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237.

Whom should I contact if I have additional questions?

You can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

CORPORATE GOVERNANCE

Executive Officers

Adam M. Contos, age 47, is our Chief Executive Officer (“CEO”) and principal executive officer, a position he has held since February 14, 2018. Prior to serving as CEO, Mr. Contos served as Co-Chief Executive Officer (“Co-CEO”) alongside David Liniger beginning on May 30, 2017. During his 15-year career at RE/MAX, Mr. Contos has held a variety of leadership positions. He served as Chief Operating Officer from January 2016 to May 2017, as Senior Vice President, Marketing from February 2015 through January 2016, as Vice President, Business Development, from February 2014 until February 2015, as Vice President, Region Development, from August 2013 through February 2014, and as Regional Vice President from 2005 through August 2013. Mr. Contos is a Board Leadership Fellow of the National Association of Corporate Directors (“NACD”).

Karri R. Callahan,  age 41, is our Chief Financial Officer, a position she has held since March 2016. From January 2016 to March 2016 she served as Co-Chief Financial Officer. Ms. Callahan joined RE/MAX in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 2014 to January 2015 and as Acting Chief Financial Officer from December 2014 through January 2015. Prior to joining RE/MAX, Ms. Callahan worked at Ernst & Young, LLP since 2008, most recently as Senior Manager.

Serene Smith, age 40, has served as Chief of Staff and Chief Operating Officer since January 2019. She served as Chief Operating Officer since May 2017. Prior to becoming Chief Operating Officer, Ms. Smith served as Senior Vice President, Financial Planning and Business Analytics from January 2016 to May 2017.  From April 2014 to December 2015, Ms. Smith served as Vice President, Financial Planning and Analysis and was Vice President, Operational Controller, from April 2010 to April 2014. She has served in various other capacities since joining RE/MAX in 2006.

Our Board of Directors

Our Board of Directors currently consists of eleven members. This is Richard Covey’s final term on the Board and the Company does not intend to fill his seat at this time, therefore the Board will have ten members following the Annual Meeting. The Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Nominees for Election at the Annual Meeting (for Terms That Will Expire in 2022 (Class III Directors):

David L. Liniger Non-Executive Chair Age: 73	Background

David L. Liniger is the non-executive Chair of our Board of Directors and our Co-Founder. He has been Chair of the Board of Directors of RE/MAX Holdings since July 2013, and, before that, of RE/MAX, LLC or its parent companies, since it was established in August 1974. Mr. Liniger served in a variety of leadership roles within the RE/MAX organization over the past 45 years, including Co-CEO and Principal Executive Officer from May 30, 2017 through February 14, 2018 and CEO from December 31, 2014 until May 30, 2017. Mr. Liniger completed the transition of his CEO responsibilities to Mr. Contos on February 14, 2018. Mr. Liniger is a Board Leadership Fellow of the NACD. The Board recommends that you vote to elect Mr. Liniger because of his role in founding our Company and his intimate knowledge of our Company and his long history as a visionary in the real estate industry.

Key Skills
• Company Co-Founder • Deep Company-specific knowledge • Real estate industry leader
Committee Membership
None

Daniel J. Predovich Director Age: 71	Background

Daniel J. Predovich was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Mr. Predovich is a Certified Public Accountant, a Certified Fraud Examiner, Certified in Financial Forensics, and a Certified Information Technology Professional. Since 1986, he has been the President of Predovich & Company. He previously served as president and as a member of the Board of Governors, Colorado chapter of the Association of Certified Fraud Examiners. Mr. Predovich is a Board Leadership Fellow of the NACD. The Board recommends that you vote to elect Mr. Predovich because of his extensive experience and knowledge in accounting and financial matters.

Key Skills
• Finance and accounting knowledge
Committee Membership
None

Teresa S. Van De Bogart Independent Director Age: 63	Background

Teresa S. Van De Bogart was elected to the Board of Directors in May 2016.  Ms. Van De Bogart recently retired as Vice President—Global IT Solution Delivery for Molson Coors Brewing Company, a position she held since 2012. She had been an IT vice president since 2005 establishing a global project management office and leading large scale global project implementations. She previously served in various other leadership roles at Molson Coors Brewing Company including procurement, finance and accounting. Ms. Van De Bogart is a Board Leadership Fellow of NACD.  She additionally serves on the Board of Sunflower Bank and serves on their risk and compensation committees as well as Craig Hospital Foundation Board and is a member of their nominating and governance committee. She previously served as the board chair for the Colorado Women’s Chamber of Commerce as well as the Women’s Leadership Foundation. The Board recommends you vote to elect Ms. Van De Bogart because of her information technology and financial background including security trends and risk assessment matrix, and her experience as a senior leader in a global public company.

Key Skills
• Information technology and security expertise • Public company leadership experience
Committee Membership
• Audit

Directors Whose Terms Will Expire in 2020 (Class I Directors):

Joseph A. DeSplinter Independent Director Age: 65	Background

Joseph A. DeSplinter was appointed to the Board of Directors of RE/MAX Holdings in February 2016 and serves as Chair of the Finance and Investment Committee. Mr. DeSplinter was a partner with Ernst & Young for nearly 30 years prior to his retirement in 2014. In that role, he served clients in many industries, particularly real estate, financial services, banking, and technology. Mr. DeSplinter served as the office managing partner for the Phoenix and Denver offices for ten years, which included fulfilling a number of regional roles, such as market strategy development.  Mr. DeSplinter led the firm’s U.S. private equity professional practice group for five years, which also entailed serving on its U.S. professional practice committee.  He also led the firm’s America’s assurance implementation and enablement group for three years, focused on the rollout of the latest technological changes to the assurance group. As a result of these various roles, he has worked in a number of countries and has significant international experience.  Mr. DeSplinter has served as a member of the Board of Directors and Chairman of the Audit Committee of Adolfson & Peterson Construction Company since June 2015, and the Board of Directors and member of the audit committee of the Catholic Foundation of Northern Colorado since September 2015. Mr. DeSplinter is a Board Leadership Fellow of the NACD. Mr. DeSplinter was selected to our Board because of his strong financial background and vast experience advising public companies.

Key Skills
• Finance knowledge • Public company advisory experience • International Business Experience
Committee Membership
• Audit • Finance and Investment (Chair)

Roger J. Dow Independent Director Age: 72	Background

Roger J. Dow was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and serves as Chair of the Compensation Committee. He has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Since January 1, 2005, he has been the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriott International, including as Senior Vice President, Global Sales. He is currently a director of Forbes Travel Guide. Mr. Dow is a Governance Fellow of the NACD. Mr. Dow was selected to our Board of Directors because of his particular knowledge of and experience in strategic planning and leadership of complex organizations and his franchising experience.

Key Skills
• Strategic planning knowledge • Experience leading complex organizations • Franchise industry experience
Committee Membership
• Compensation (Chair)

Ronald E. Harrison Independent Director Age: 83	Background

Ronald E. Harrison was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s Board of Directors or Board of Managers since 2005. Since 2004, Mr. Harrison has been Chief Executive Officer and Managing Director of Harrison & Associates LLC. Prior to that, he served in various roles over his 40 years with PepsiCo, Inc., including as Senior Vice President, External Relations, and Special Assistant to the Chairman until April 2004. Mr. Harrison is the Chair Emeritus of the Diversity Institute of the International Franchise Association’s Education Foundation. He served as the International Franchise Association’s Chairman in 1999. He has also served on the Board of Trustees of the College of New Rochelle and on the Advisory Board of the University of New Hampshire’s Rosenberg Center for International Franchising. Mr. Harrison is a Governance Fellow of the NACD. He was selected to our Board of Directors because of his vast experience in leadership roles of complex organizations and knowledge in strategic planning.

Key Skills
• Strategic planning knowledge • Experience leading complex organizations • Franchise industry experience
Committee Membership
• Audit • Nominating & Corporate Governance

Directors Whose Terms Will Expire in 2021 (Class II Directors):

Adam M. Contos Chief Executive Officer and Director Age: 47	Background

Adam M. Contos, our Chief Executive Officer, was appointed to the Board of Directors of RE/MAX Holdings in December 2018. More information about Mr. Contos can be found above under “Executive Officers.”  Mr. Contos was appointed to the Board due to his extensive knowledge of the real estate industry and his history of strong leadership at RE/MAX.

Key Skills
• Extensive experience in and knowledge about real estate industry • Strong leadership experience at RE/MAX
Committee Membership
None

Kathleen J. Cunningham Independent Director Age: 72	Background

Kathleen J. Cunningham was appointed to the Board of Directors of RE/MAX Holdings in July 2013, re-elected in May 2015, and serves as Chair of the Audit Committee. She was a member of RMCO’s Board of Managers from February 2013 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Ms. Cunningham has been retired since 2009. From October 2005 to May 2009, she was Chief Financial Officer of Novatix Corporation. She was previously Chief Financial Officer at Webroot Software and US WEST Information Systems. She has been a board member of Q Advisors, LLC since 2003. Previously, she served on the boards of Chileno Bay LLC from December 2011 to October 2013, The Assist Group from June 2011 to March 2013 and Novatix Corporation from 2005 to 2009. Ms. Cunningham has served on a total of four public company boards and their audit committees. Ms. Cunningham is a Board Leadership Fellow of the NACD and is a co-founder and past President of its Colorado Chapter. Ms. Cunningham was selected to our Board because of her particular knowledge of and experience in finance, capital structure, and board governance practices of other major organizations.

Key Skills
• Finance experience • Capital structure experience • Board governance knowledge
Committee Membership
• Audit (Chair) • Nominating & Corporate Governance • Finance and Investment

Gail A. Liniger Vice Chair and Co-Founder Age: 73	Background

Gail A. Liniger is our Vice Chair and Co-Founder. She has been a director of RE/MAX Holdings since July 2013 and, before that, of RE/MAX, LLC or its parent companies, since 1974. Mrs. Liniger held many officer positions with the Company since its founding in 1973, including President from 1979-1991, and Chief Executive Officer from 1991 through 2002. Mrs. Liniger is a Governance Fellow of the NACD. Mrs. Liniger is married to David Liniger, our Chair and Co-Founder. Mrs. Liniger was selected to our Board because of her role in founding our Company and her intimate knowledge of the Company and the real estate industry

Key Skills
• Company Co-Founder • Deep Company-specific knowledge • Real estate industry expertise
Committee Membership
None

Christine M. Riordan, Ph.D. Independent Director Age: 54	Background

Christine M. Riordan, Ph.D. was appointed to the Board of Directors of RE/MAX Holdings in January 2015, elected for a full term in May 2015, and is Chair of the Nominating and Corporate Governance Committee. Dr. Riordan is President of Adelphi University in New York, a nationally ranked doctoral research university. Dr. Riordan is an internationally recognized expert in leadership, strategy, team performance, and diversity and inclusion. She consults regularly with corporations and is a frequent speaker on leadership and overcoming challenges, including her TEDx talk, “Dare to Be Extraordinary”. She has been interviewed and written articles for media such as: Financial Times, Harvard Business Review, Forbes, USA Today, U.S. News & World Report, The New York Times, International Herald Tribune, Huffington Post, MSNBC, CNN, CNBC, Wall Street Journal MarketWatch, CareerBuilder, and Psychology Today.  For her leadership in New York, Dr. Riordan has been recognized by the Long Island Business News as a Top CEO, and by Family and Children's Association as a 2015 Woman of Distinction, by the Long Island Press as Long Island’s Best College President and she has been named to the Long Island Press 2016 Power List.  She also currently serves on the board of directors of the Long Island Association (LIA), a leading business organization on Long Island and the Long Island Regional Advisory Council on Higher Education (LIRACHE).  Dr. Riordan is a Board Leadership Fellow of the NACD. Dr. Riordan was selected to our Board because of her deep experience as a senior executive and chief executive officer, broad business background, experience with board, and expertise in leadership and strategy.

Key Skills
• Senior executive and CEO experience • Broad business background • Board experience • Leadership and strategy expertise
Committee Membership
• Nominating & Corporate Governance (Chair) • Compensation

Stockholder Engagement

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our business strategy, governance, and compensation practices. Executives and management from the RE/MAX investor relations team meet regularly with stockholders on a variety of topics. This past fall, a cross-functional group inclusive of our finance, legal, and investor relations teams initiated an expanded investor outreach to gather feedback on key strategic initiatives, our recent leadership transition, the sunset of our dual-class structure, and our executive compensation practices in addition to topics of interest to our stockholders. We reached out to stockholders representing more than 35% of Class A shares outstanding and engaged with stockholders representing over 18% of Class A shares outstanding. Feedback received during these conversations was communicated to and discussed by the full Board and will help to inform our ongoing decision-making on our governance, compensation, and other practices.

Sunset of Controlled Company Status

RIHI, Inc. (“RIHI”) controls approximately 41% of the voting power of our outstanding common stock through its ownership of all of our outstanding Class B Common Stock. Pursuant to a provision in our Certificate of Incorporation adopted at the time of our IPO, the two-for-one vote that RIHI was previously entitled to expired on October 7, 2018. Therefore, RIHI no longer controls a majority of the voting power of our common stock and we are no longer a controlled company under the corporate governance standards of the NYSE.

Director Independence

The Board of Directors has determined that Richard Covey, Kathleen Cunningham, Joseph DeSplinter, Roger Dow, Ronald Harrison, Christine Riordan, and Teresa Van De Bogart are each an “independent director” under applicable NYSE standards and the Company’s corporate governance guidelines, and that none of these directors have any relationships with the Company that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director of the Company.

Board of Directors Leadership Structure; Formalized Lead Independent Director Role

The Board annually elects a Chair of the Board. The Board believes it is important to retain the flexibility to determine whether it is in the best interest of the Company and its stockholders to have the same person serve as both CEO and Chair or whether the roles should be separated based on the circumstances at any given time. Currently the roles are split between Mr. Contos, our Chief Executive Officer, and Mr. Liniger,  the Chair of the Board, who serves in a non-executive capacity. Mr. Contos has been CEO and Principal Executive Officer since February 14, 2018. In this role, Mr. Contos is the principal management representative of the Company and is responsible for all aspects of oversight of the management team and day-to-day operations. Mr. Liniger’s role allows him to provide leadership as a member of the Board and as a founder and to focus on considerations of long-term strategy for the business.

In  February 2018, the Board formalized the role of Lead Independent Director by amending the Company’s bylaws and by adopting a Lead Independent Director charter, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com.  The independent members of the Board elect the Lead Independent Director annually, and Mr. Covey has served as Lead Independent Director since 2014. The Lead Independent Director coordinates the activities of the independent members of the Board, provides guidance and assistance to the CEO, presides at meetings of the stockholders and the Board in the Chair’s absence, and performs such other duties as the Board may determine from time to time.

We expect that Mr. Covey will continue to serve as Lead Independent Director until his term ends at the Annual Meeting. The independent members of the Board intend to elect a successor to the Lead Independent Director role shortly before the end of Mr. Covey’s term.

Lead Independent Director Role
 Presides over meetings of the independent directors  Serves as the primary liaison between Company management and the independent members of the Board  Meets in private sessions with management

    Leads, in conjunction with the Compensation Committee, the independent directors’ evaluation of the CEO

    Calls meetings of the Board or of the independent directors

    Retains such advisors and consultants as deemed appropriate

Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management. However, the Board believes that oversight of risk management is one of its fundamental responsibilities. The Audit Committee is primarily responsible for overseeing the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, the Company’s compliance programs, and the Company’s cybersecurity program. The Compensation Committee is responsible for reviewing compensation-related risks. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance programs, including the code of conduct. The Finance and Investment Committee oversees risks such as those relating to capital structure and allocation, investment of cash, interest rates, currency, and other financial arrangements. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Board of Directors Role in Succession Planning

Succession planning is a crucial role of the Board in ensuring the long-term performance of the Company. The Board maintains and regularly evaluates and updates succession plans for key management positions as well as for the Chair of the Board and Lead Independent Director roles. These plans cover both planned and emergency succession scenarios. The Board, working with Mr. Liniger, developed and oversaw a plan with respect to the transition of the CEO role from Mr. Liniger to Mr. Contos. As part of that process, Messrs. Liniger and Contos served as Co-CEOs from May 2017 through February 2018, at which time Mr. Contos became the CEO and Mr. Liniger retained the role of non-executive Chair of the Board. In February 2018, the Board also formalized the Lead Independent Director role. For more details on this role, see the Section entitled “Board of Directors Leadership Structure; Formalized Lead Independent Director Role.” Executive management regularly discusses succession planning with the Board, including reviewing development plans for senior non-executive employees who may be candidates for future executive positions.

Our Board’s Commitment to Director Training and Education

Our Board of Directors is committed to continuing director education. As highlighted in their biographical information, above, all eleven members of our Board of Directors have been named as Fellows by the NACD. Earlier in 2019,  NACD provided all members of our Board a customized training session entitled “Building the Strategic Asset Board.”  In 2018 all directors attended a custom NACD training session that focused on culture, stockholder engagement, communication, mergers and acquisitions, and transitioning from a controlled company.

Board of Directors Evaluation Process

The Board, under the direction of the Nominating and Corporate Governance Committee, conducts an assessment of the Board, its committees, and its members. The timing of the assessment may vary from year to year, but occurs approximately once per year. Each director is asked to evaluate the performance of the Board and the committees on which he or she serves. In order to encourage directors to speak candidly, responses to evaluation questions are collected by the Company’s counsel or an outside consultant, who provides aggregated responses that protect the anonymity of individual ratings and comments. Each Committee discusses its own assessment results and the Nominating and Corporate Governance reviews all results and reports the results to the Board. The Nominating and Corporate Governance Committee also oversees an evaluation of the skills, background, and experience of each Board member to ensure an appropriate mix of expertise on the Board.

Board and Committee Meetings; Annual Meeting Attendance

During 2018, our Board held eleven meetings, and the independent directors held an additional eight meetings. The Board’s Audit Committee held nine meetings, the Compensation Committee held seven, the Nominating and Corporate Governance held five, and the Finance and Investment Committee held three.  In addition, a special committee formed in 2017 to investigate certain matters held eight meetings in 2018 and announced the findings of its investigation in February 2018.

All directors attended at least 75% of the total number of meetings of the Board and committees on which they serve, including independent director meetings, in the case of the independent directors. When the Board meets from time to time in executive sessions of independent directors, Mr. Covey, the Lead Independent Director, presides over such meetings.

We encourage all directors to attend our annual meetings of stockholders. All of our directors attended the 2018 annual meeting of stockholders. The Annual Meeting will take place during a quarterly meeting of the Board and we expect that all members will be present at our headquarters for the meeting. We do not have  a formal policy with respect to director attendance at annual meetings of stockholders.

Board Committees

During 2018  our Board of Directors had the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Finance and Investment Committee. Our Board of Directors has adopted written charters for each of these committees, which are reviewed annually and are available on our investor relations website, accessible through our principal corporate website at www.remax.com. The content of our website is not incorporated in this proxy statement. From time to time, the Board may also establish committees for special limited purposes.

Audit Committee

The Audit Committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm its independence from our management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•	monitoring the implementation and impact of new accounting policies,
•

establishing procedures for the confidential and/or anonymous submission and review of concerns regarding questionable accounting, internal controls, auditing matters, or anything else that appears to involve financial or other wrongdoing;

•	reviewing and approving related party transactions; and
•	overseeing the Company’s efforts to mitigate cybersecurity risks.

The Audit Committee reviews our annual reports and makes recommendations to the full Board about its approval. Since 2017, the Audit Committee has reviewed and approved our quarterly reports for the first, second, and third quarters. The Board has delegated authority to the Audit Committee to approve regular quarterly dividends, within parameters established by the Board.

Our Audit Committee currently consists of Kathleen Cunningham (Chair), Joseph DeSplinter, Ronald Harrison, and Teresa Van De Bogart. Our Audit Committee is fully independent under applicable NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Our Board of Directors has determined that Kathleen Cunningham and Joseph DeSplinter each qualify as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans, and programs;
•	reviewing and approving the compensation of our directors and executive officers;
•	oversight of compensation of other officers;
•	administering the Company’s equity compensation program;
•	reviewing and approving employment agreements and other similar arrangements between us and our officers; and
•	appointing and overseeing any compensation consultants.

The Compensation Committee currently consists of Roger Dow (Chair), Richard Covey, and Christine Riordan. Our Compensation Committee is fully independent under applicable Exchange Act rules and NYSE standards.  The Compensation Committee may form and delegate authority to subcommittees when appropriate, and the Board may assign any duties of the Compensation Committee to another committee of the Board in whole or in part from time to time as the Board may determine subject to applicable laws, regulations and the listing requirements of the NYSE.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•	identifying and evaluating potential candidates for Board membership and making recommendations to the Board regarding qualified individuals to become members of our Board of Directors;
•	overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently;

•	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles;
•	assisting the Board in developing, evaluating, and updating succession plans for key leadership roles, both in Company management and at the Board level; and
•	overseeing the Board’s annual self-evaluation.

The Nominating and Corporate Governance Committee currently consists of Christine Riordan (Chair), Kathleen Cunningham, and Ronald Harrison. The Nominating and Corporate Governance Committee has been fully independent since May 2016.

Finance and Investment Committee

The Board established the Finance and Investment Committee in February 2018. The Finance and Investment Committee members are Joseph DeSplinter (Chair) and Kathy Cunningham. The primary purposes of the committee are to assist the Board with oversight, approval, and recommendations regarding the Company’s capital structure and capital strategy, investment of cash, interest rate and currency risk management, tax planning (including tax receivable agreements), and other financial arrangements.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as directors. The Nominating and Corporate Governance Committee ensures that candidates meet qualifications necessary under SEC rules or NYSE standards. Among the qualifications the Nominating and Corporate Governance Committee may consider are personal and professional integrity; exceptional ability and judgment; broad experience in business, finance, or administration; familiarity with the real estate, mortgage, or franchising industries; ability to serve the long-term interest of our stockholders; sufficient time to devote to the Board duties; and ability to provide continuing service and promote stability.

The Role of Diversity in Director Nominations

The Board believes that it is important that the Board be comprised of directors with diverse backgrounds, viewpoints, and experiences. To that end, the Board pays special attention to the diversity of its members, and the Board believes its oversight capabilities are bolstered by its diverse composition. Four of our eleven directors are female and women serve as the Chairs of both our Audit and Nominating and Corporate Governance Committees. The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, but continually looks for opportunities to maintain and increase the diversity of the Board.

Director Recommendations and Nominations by Stockholders

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s bylaws and the committee’s charter. A summary of the requirements for nominating candidates is below under “Information Regarding Stockholder Proposals.”

Communication with the Board of Directors

We believe communication between the Board and our stockholders is an important aspect of corporate governance. Any stockholder or other interested party who would like to communicate with the Board of Directors, the Chair, the Lead Independent Director, the independent directors as a group, or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237. Communications should contain instructions regarding the Directors for whom the communication is intended. In general, such communication will be, depending on the nature of the communication, either forwarded or periodically presented to the intended recipients. However, the Corporate Secretary may, in his discretion, decline to forward any communications that are abusive, threatening, or otherwise inappropriate, or may summarize communications as appropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors.

Code of Conduct and Supplemental Code of Ethics

We have adopted a Code of Conduct applicable to all employees and a Supplemental Code of Ethics applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. In December 2018, we substantially revised our Code of Conduct to improve communication to our employees and other stakeholders and to emphasize our core values, for which we use the acronym MORE:

A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remax.com.  Any amendments to either code, or any waivers of their requirements, that apply to our directors or executive officers will be disclosed on our investor relations website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines that provide a framework for corporate governance. The corporate governance guidelines address, among other matters, selection of directors, director independence, director responsibility, director access to management, director compensation, information about the Board and its committees, director orientation and continuing education, management succession, and evaluation of the Board. The corporate governance guidelines are available on our investor relations website, accessible through our principal corporate website at www.remax.com.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

In this Compensation Discussion and Analysis, we provide information on how we compensate our Named Executive Officers. During 2018, five individuals were designated by our Board of Directors as executive officers and are referred to as our “Named Executive Officers” for 2018:

•     Adam Contos,  Chief Executive Officer

•     David L. Liniger,  Chair,  Co-Founder and (during a portion of 2018) Co-CEO

•     Karri R. Callahan, Chief Financial Officer

•     Serene  M. Smith, Chief of Staff and Chief Operating Officer

•     Geoffrey D. Lewis, Former President

Overview of our Executive Compensation Program

The philosophy of our executive compensation program is that executive compensation should aim to align the goals of management with the interests of the Company and its stockholders, balance rewards for both short-term performance and longer-term value creation, incentivize and reward high performance without encouraging imprudent risk taking, and attract and retain talented leaders. This philosophy drives all aspects of officer (including Named Executive Officer) compensation, including our base pay guidelines, bonus structure, and grants of long-term equity-based compensation awards.

Role of the Compensation Committee

The Compensation Committee determines the compensation of the CEO and other executive officers and oversees the compensation of other officers and employees. The Compensation Committee also administers the Company’s equity compensation program.

Role of the CEOs

Although Mr. Liniger and Mr. Contos served as Co-CEOs in early 2018, the majority of actions taken with respect to 2018 Named Executive Officer compensation (other than for Mr. Contos)  were handled by Mr. Contos. Mr. Contos, working with our Human Resources department and using information from the compensation consultant discussed below, recommends to the Compensation Committee the amount and form of compensation for officers other than himself. His recommendation for each officer is based on his evaluation of Company performance and individual performance, relative to goals that the Board and Company management have set.

Mr. Liniger Did Not Receive Compensation

Since our IPO in October 2013, Mr. Liniger, our Chair and Co-Founder, who served as Principal Executive Officer and co-CEO through February 2018, has not received compensation for his service to the Company either as an officer or director, other than benefits that are similar to those offered to other officers and employees. As of February 2018, Mr. Liniger is no longer an executive officer.

Stockholder Engagement

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our compensation program and other elements of our business strategy and governance practices. We hold an advisory vote on executive compensation (“say-on-pay”) every three years. The Company values input from stockholders on executive compensation and other matters at any time. As discussed above, we meet regularly with stockholders on a variety of topics, including executive compensation. The investor outreach initiative we undertook this past fall included discussions related to executive compensation. We reached out to stockholders representing more than 35% of shares outstanding and engaged with stockholders representing over 18% of shares outstanding. Feedback on executive compensation was communicated to and discussed by the Compensation Committee and will help to inform our decisions regarding compensation practices.

Role of Compensation Consultants

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the committee in carrying out its duties. The Compensation Committee currently engages Dynol Consulting (“Dynol”) as compensation consultant. The Committee previously engaged Haigh & Company (prior to the primary individual engaged by the committee leaving Haigh &

Company to join Dynol). All compensation consultants are independent under NYSE standards. They provide compensation data on other companies and recommendations on executive compensation, including bonuses and equity grants. Dynol, and Haigh & Company have also provided data and recommendations regarding director compensation.

In 2016, the Company, working with Haigh & Company, developed a peer group which the Company has used for compensation starting in fiscal year 2017. Dynol and Haigh & Company have also provided information from proprietary surveys of salary data and other sources. The Compensation Committee used such information in determining all elements of executive officer compensation. The Company, however, did not target specific positioning relative to these peers.

RE/MAX Peer Group
Realogy Holding Corp. Dunkin’ Brands Group, Inc. Domino’s Pizza Inc. Yum! Brands Inc. Choice Hotels International Inc. Marriott International Inc. CBRE Group Inc. Jones Lang LaSalle Inc.

The peer group is comprised of franchisors and real-estate related companies. In addition to the peer group, Haigh & Company has provided information from a proprietary database of companies with revenue similar to ours.

Elements of Executive Compensation

The compensation of our Named Executive Officers consists primarily of base salary, cash bonus, and long-term equity incentive compensation. Mr. Liniger did not receive compensation for his role as an officer or director and this compensation program did not apply to him.

Base Salary

Base salary provides a fixed amount of cash compensation. The Company aims to pay base salary that will attract and retain quality officers who will drive the Company’s success. The Company’s philosophy is to pay experienced, seasoned officers near the midpoint of the established base salary range for that position, based on data from its compensation consultants. Base salary for each of the executive officers, other than Mr. Liniger who elected not to receive salary, bonus, or equity compensation, is determined by the Compensation Committee taking into account the recommendation of the CEO, market data provided by the Company’s compensation consultants on base salary paid to similar officers at other companies, and each officer’s performance, in order to determine a base salary level that is competitive and commensurate with the performance, duties, and experience of each executive officer. The CEO and Compensation Committee evaluate base salary for executive officers annually.

Cash Bonus

We use annual cash bonuses to motivate and reward executive officers for meeting and exceeding personal and corporate objectives. We design our cash bonuses so that, at the target bonus level, approximately one third of each executive officer’s total cash compensation for the year (i.e., such individual’s base salary plus cash bonus) would be comprised of a cash bonus that depends on individual and Company performance over the prior year. Each year, the Compensation Committee adopts an annual bonus plan (each such plan, an “Annual Plan”) pursuant to the Omnibus Incentive Plan. Pursuant to the Annual Plan for (the “2018 Bonus Plan”), each of our Named Executive Officers, other than Mr. Liniger and Mr. Lewis, was eligible for a bonus based on a percentage of such officer’s base salary. Mr. Lewis ceased to serve as an executive officer early in 2018 and therefore was not eligible for a bonus with respect to 2018.

Cash bonus award amounts for executive officers under the 2018 Bonus Plan are based on both Company and individual performance. For Mr. Contos, Ms. Callahan, and Ms. Smith, the calculation is a two-step process. First each officer’s maximum bonus pursuant to the 2018 Bonus Plan is calculated based on Company performance. That amount is then multiplied by an individual performance score, expressed as a percentage, to determine the final bonus figure. The individual performance score is based on attainment of individual goals, job performance, and living the “MORE” values discussed above. The individual performance goals for each Named Executive Officer are evaluated in light of our performance drivers: customer and relationship focus; decision quality, communication, collaboration and enterprise focus, talent development mindset, competitive landscape, and strategic thinking and execution.

For Company performance, the Compensation Committee established a measurement called Bonus Adjusted EBITDA1, which is the Company’s budgeted Adjusted EBITDA, excluding bonus expense, and including such other adjustments that the Compensation Committee deems appropriate. We believe Adjusted EBITDA reflects the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. The Compensation Committee sets levels for the threshold bonus, target bonus, and stretch bonus for each officer, based on Bonus Adjusted EBITDA amounts. For Mr. Contos, the Compensation Committee set threshold bonus under the 2018 Bonus Plan at 30% of base salary, target bonus at 60% of base salary and stretch bonus at 90% of base salary. For Ms. Callahan and Ms. Smith,  the Compensation Committee set threshold bonus under the 2018 Bonus Plan at 25% of base salary, target bonus at 50% of base salary, and maximum bonus at 75% of base salary.

For individual performance, the CEO, working with our Human Resources department, prepares an incentive plan for each executive officer (other than himself). The Compensation Committee then reviews and revises these plans as it deems appropriate, before approving them. Following the end of the year, the Compensation Committee evaluates the officer’s performance against such incentive plan to determine the individual performance score used in making the bonus determination. Individual performance measures and results for each Named Executive Officer are discussed below.

In addition to the plan-based bonus, the Compensation Committee has discretion to pay out additional bonuses based on special projects or other exceptional circumstances. Plan-based cash bonuses are paid annually, based on the prior year’s performance, and project-based bonuses may be paid on an irregular basis, as the Compensation Committee deems appropriate to the circumstances. Following the end of the year, the CEO and Compensation Committee review each executive officer’s performance to determine the amount of such bonus, if any, to be paid.

Long-Term Equity Incentive Compensation

The Compensation Committee also grants executive officers and other Company officers equity awards to incentivize long-term value creation by aligning each officer’s interests with those of stockholders, to reward strong performers, and to retain key personnel through long-term vesting.

The Board of Directors, as part of the annual budget process, determines the aggregate budget for all equity awards. The CEO, working with Company management, recommends an individual award for each recipient, including Named Executive Officers. The Compensation Committee reviews this recommendation and grants equity awards. Generally, the Compensation Committee grants equity awards annually. However, on occasion the Compensation Committee may grant additional awards, for example, in connection with promotions.

Beginning in 2017, the Compensation Committee focused the long-term incentive program on further incentivizing performance and further aligning the interests of the executive officers with stockholders. In order to accomplish this, the restricted stock unit grants approved in May 2018 included performance-based vesting criteria in addition to time-based vesting criteria. For the Named Executive Officers, 60 percent of the award has performance-based vesting and 40 percent of the award has time-based vesting. The number of restricted stock units that vest for each executive officer are based on: (a) revenue, and (b) total stockholder return relative to the Standard & Poor’s SmallCap 600® index. Each executive officer was granted a target number of performance-based restricted stock units. If threshold levels are not met, none of the performance-based restricted stock units will vest. If the thresholds are met, the number of restricted stock units that vest will be between 50% and 150% of the target amount. In addition to the annual long-term incentive awards, which were granted in June 2018, the Compensation Committee granted additional awards to Mr. Contos, Ms. Callahan and Ms. Smith, as discussed below. Until 2017, long-term equity awards were generally time-based restricted stock units that vested equally over a three-year period.

Perquisites and Other Benefits

The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels. The Company paid for certain educational benefits for Mr. Contos in 2016 and 2017, as described below. Otherwise, the Company’s benefits for its executive officers are substantially the same as those provided to other officers and employees.

1  See the 2018 Annual Report for the definition of Adjusted EBITDA. A table presenting a reconciliation of net income (the most directly comparable GAAP financial measure) to Adjusted EBITDA is included in the Company’s 2018 Annual Report.

As part of the Company’s benefit package, David and Gail Liniger have made a golf course they own available for use by Company officers and employees at no cost to employees, or to the Company. This benefit is considered taxable compensation to officers and employees and the Company pays a gross up for these taxes for officers and employees who use the golf course.

David L. Liniger,  Chair and Co-Founder

Since our IPO in October 2013, David Liniger, our Chair and Co-Founder, who served as our Principal Executive Officer and co-CEO through February 2018, has not received compensation for his service to the Company either as an officer or director. During the time that he served as co-CEO in 2018 Mr. Liniger received substantially the same benefits, including health insurance, as other Company employees.

Adam M. Contos,  CEO

2018 CEO Pay Mix

Base Salary

Mr. Contos began 2018 as co-CEO, alongside Mr. Liniger, at which time his annual base salary was $400,000. He became sole CEO on February 14, 2018 and his annual base salary was increased to $650,000 at that time.

Cash Bonus

Pursuant to the 2018 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Mr. Contos’s final bonus of $234,000.

Mr. Contos’s individual goals for 2018 included leading the acquisition and integration of booj, a technology developer for the real estate industry; working with booj toward launching new technology initiatives; managing communication with the Board of Directors; ensuring timely and accurate financial reporting; managing relationships with stockholders; communicating effectively with the RE/MAX network; creating an organizational strategy to better serve the RE/MAX network, increase accountability, and provide operational efficiencies; driving Motto growth; and developing succession plans.

The Compensation Committee also awarded Mr. Contos a discretionary cash bonus of $48,750 related to his leadership on the booj acquisition.

Equity Grants

In connection with Mr. Contos’s promotion to sole CEO, in March 2018, the Compensation Committee granted him 13,713 restricted stock units, with a grant date fair value of $811,810, which are scheduled to vest on March 1, 2021, subject to  his continued service through such date.  In June 2018, the Compensation Committee granted Mr. Contos a total of 12,477 restricted stock units, with a grant date fair value of $677,600. Sixty percent of the June 2018 grant could vest in 2021 based on Company performance during

2018, 2019, and 2020, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2019, 2020, and 2021, subject to Mr. Contos’s continued service through each vesting date.

Other

Other compensation for Mr. Contos also includes our standard 401(k) match and dividend equivalents paid in cash upon vesting of restricted stock units.

Karri R. Callahan, Chief Financial Officer

2018 Chief Financial Officer Pay Mix

Base Salary

Ms. Callahan is our Chief Financial Officer, a position she has held since March 2016. Her annual base salary throughout 2018 was $320,000.

Cash Bonus

Pursuant to the 2018 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Ms. Callahan’s final bonus of $96,000.

Ms. Callahan’s individual goals for 2018 included improving efficiencies, executing on long-term value creation opportunities, exploring ways to improve the franchisee and agent experience, developing talent in the departments she oversees, and accelerating organic revenue growth, and evaluating the company’s compensation package for employees.

The Compensation Committee also awarded Ms. Callahan a discretionary cash bonus of $24,000 related to her leadership on the booj acquisition and a $50,000 discretionary cash bonus for additional work relating to the special committee investigation.

Equity Grants

In June 2018, the Compensation Committee granted Ms. Callahan 7,007 restricted stock units, with a grant date fair value of $380,535. Sixty percent of the grant could vest in 2021 based on Company performance during 2018, 2019, and 2020, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2019, 2020, and 2021, subject to Ms. Callahan’s continued service through each vesting date. In September 2018, the Compensation Committee granted Ms. Callahan 737 restricted stock units, with a grant date value of $35,008, which are scheduled to vest in equal installments on March 1, 2020 and 2021, subject to Ms. Callahan’s continued service through each vesting date.

Other

Other compensation for Ms. Callahan consisted of our standard 401(k) match and dividend equivalents paid in cash upon vesting of restricted stock units.

Serene M. Smith, Chief of Staff and Chief Operating Officer

2018 Chief Operating Officer Pay Mix

Base Salary

Ms. Smith is our Chief of Staff and Chief Operating Officer, a position she has held since January 17, 2019. She was our Chief Operating Officer for all of 2018. Her base salary at the beginning of the year was $300,000 and was increased to $320,000 on March 1, 2018.

Cash Bonus

Pursuant to the 2018 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Ms. Smith’s final bonus pursuant to the 2018 Bonus Plan of $96,000.

Ms. Smith’s individual goals included organizing the departments that report to her to improve focus and delivery of service, enhancing support of products we offer to the RE/MAX network, developing a long-term strategy for technology improvement, developing a communication strategy to better deliver our value proposition, enhancing data analytics, working with Motto to enhance the value proposition to Motto franchisees, working to better define and communicate our core values, enhancing training, ensuring that human resources are directed to projects that impact the Company’s strategy, and creating a world-class talent management program.

The Compensation Committee also awarded Ms. Smith a discretionary cash bonus of $24,000 related to her leadership on the booj acquisition and a $15,000 discretionary cash bonus for her additional work relating to the special committee investigation.

Equity Grants

In June 2018, the Compensation Committee granted Ms. Smith 5,759 restricted stock units, with a grant date fair value of $312,758. Sixty percent of the grant could vest in 2021 based on Company performance during 2018, 2019, and 2020, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2019, 2020, and 2021, subject to Ms. Smith’s continued service through each vesting date. In September 2018, the Compensation Committee granted Ms. Smith 2,106 restricted stock units, with a grant date value of $100,035, which are scheduled to vest in equal installments on March 1, 2020 and 2021, subject to Ms. Smith’s continued service through each vesting date.

Other

Other compensation for Ms. Smith consisted of our standard 401(k) match, dividend equivalents paid in cash upon vesting of restricted stock units, and a tax gross up of $137 related to complimentary use of a golf course owned by David and Gail Liniger.

Geoffrey D. Lewis, Former President

Mr. Lewis served as our President until February 8, 2018,  when he stepped down from that role and transitioned to retirement from the Company. Mr. Lewis remained with the Company as a Senior Advisor through June 30, 2018. On February 8, 2018, the Company entered into a Separation Agreement, Waiver, and Release with Mr. Lewis (the “Separation Agreement”), which is discussed further below under “Employment Agreements and Separation Agreements.” His annual base salary during the portion of 2018 that he was employed by the Company was $500,000. Mr. Lewis did not receive any bonus with respect to 2018, nor did Mr. Lewis receive any equity grants in 2018.

Other compensation for Mr. Lewis consisted of our standard 401(k) match and dividend equivalents paid in cash upon vesting of restricted stock units.

Other Compensation Policies

Stock Ownership Guidelines

Ownership of RE/MAX Holdings stock helps align the interests of our directors and executive officers with those of stockholders. To encourage stock ownership, our Board of Directors has adopted stock ownership guidelines applicable to directors, all Named Executive Officers and certain other members of senior management. The stock ownership guidelines provide a minimum share ownership level for directors and certain officers based on a multiple of base salary or cash retainer. Unvested time-based restricted stock units count toward the threshold. The multiples are as follows: CEO: five times base salary; President, Chief Financial Officer, and Chief Operating Officer: two times base salary; other officers subject to the guidelines: one times base salary; non-employee directors: three times base cash retainer. If an officer or director is below the guidelines’ applicable threshold, he or she may not sell more than one half of the after-tax portion of equity awards without approval of the Compensation Committee (other than those that were vested at the time of our IPO).

Transactions Involving Company Stock

Our insider trading policy prohibits all officers, employees, and directors from engaging in any of the following activities without the prior written consent of the Board of Directors or the Chief Compliance Officer: pledging Company stock, entering into hedging transactions involving Company stock, short sales of Company stock, and trading in derivative securities related to Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for 2018 for filing with the SEC.

Compensation Committee

Roger J. Dow, Chair

Richard O. Covey

Christine M. Riordan

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our Named Executive Officers during fiscal years 2018,  2017, and 2016.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)	($)		Total ($)
Adam M. Contos, CEO	2018	620,673	48,750	1,489,410	234,000	12,232	(4)	2,405,065
	2017	381,821	—	390,046	70,000	73,422		915,289
	2016	317,666	—	250,011	168,962	224,824		961,463
David L. Liniger, Chair, Co-Founder, and Former Co-CEO (5)	2018	—	—	—	—	—		—
	2017	—	—	—	—	—		—
	2016	—	—	—	—	—		—
Karri R. Callahan, Chief Financial Officer	2018	320,000	74,000	415,543	96,000	16,074	(4)	921,617
	2017	316,667	12,500	328,472	64,000	25,410		747,049
	2016	295,519	70,000	200,009	158,402	33,996		757,926
Serene M. Smith, Chief of Staff and Chief Operating Officer	2018	316,667	39,000	412,793	96,000	15,644	(6)	880,104
	2017	279,551	—	205,325	75,000	44,090		603,966
Geoffrey D. Lewis, Former President	2018	250,000	—	—	—	1,677,872	(7)	1,927,872
	2017	500,000	—	256,655	65,378	52,125		874,158
	2016	500,000	—	250,011	184,803	23,999		958,813

(1)    Represents discretionary cash bonuses in the year in which they were earned. Cash bonuses paid pursuant to Annual Plans and Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” column. For additional details, see “Compensation Discussion and Analysis” above.

(2)    Reflects the grant date fair value of restricted stock units granted during 2018 to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2018 Annual Report. The grant date fair value for the performance-based restricted stock unit awards is reported based upon probable outcome of the performance conditions on the grant date in accordance with SEC rules. The value of the restricted stock unit awards granted in 2018 assuming achievement of the maximum performance level for performance-based awards would have been: Mr. Contos: $1,698,194; Ms. Callahan: $532,792; and Ms. Smith: $509,153.

(3)    Reflects the cash awards that our Named Executive Officers received under each year’s Annual Plan. Further details of Annual Plans, including the 2018 Bonus Plan, are above in the Compensation Discussion and Analysis.

(4)    Reflects matching contributions made under our 401(k) plan and dividend equivalents paid in cash upon vesting of restricted stock units.

(5)    We discontinued paying compensation to Mr. Liniger at the time of our IPO in October 2013. Mr. Liniger continued to receive substantially the same benefits, including health insurance, as other Company employees until he ceased serving as co-CEO in February 2018.

(6)    Reflects matching contributions made under our 401(k) plan, dividend equivalents paid in cash upon vesting of restricted stock units, a tax gross up of $137 related to complimentary use of a golf course owned by David and Gail Liniger, similar to that granted to other officers and employees.

(7)  Reflects matching contributions made under our 401(k) plan, dividend equivalents paid in cash upon vesting of restricted stock units, and the following amounts pursuant to the Separation Agreement with Mr. Lewis described below: salary continuation of $1,625,000,  a lump sum of $19,760 intended to cover continued medical benefits and tax gross up of $8,072 related to the medical benefit payment.

Grants of Plan-Based Awards

								All other
								stock
								awards		Grant date
								Number of		fair value
		Estimated future payouts under			Estimated future payouts under			shares of		of
		non-equity incentive plan awards (1)			equity incentive plan awards (2)			stock or		stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units		award
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)		($) (3)
Adam M. Contos	—	195,000	390,000	585,000	—	—	—	—		—
	3/21/2018	—	—	—				13,713	(4)	811,810
	6/1/2018	—	—	—	3,743	7,486	11,229	—		417,569
	6/1/2018	—	—	—	—	—	—	4,991	(5)	260,031
David L. Liniger	—	—	—	—	—	—	—	—		—
Karri R. Callahan	—	80,000	160,000	240,000	—	—	—	—		—
	6/1/2018	—	—	—	2,102	4,204	6,306	—		234,499
	6/1/2018	—	—	—	—	—	—	2,803	(5)	146,036
	9/11/2018	—	—	—	—	—	—	737	(6)	35,008
Serene M. Smith	—	80,000	160,000	240,000	—	—	—	—
	6/1/2018	—	—	—	1,728	3,455	5,183	—		192,720
	6/1/2018	—	—	—	—	—	—	2,304	(5)	120,038
	9/11/2018	—	—	—				2,106	(6)	100,035
Geoffrey D. Lewis	—	—	—	—	—	—	—	—		—

(1)    Represents potential payouts of cash incentives under the 2018 Bonus Plan. Actual amounts paid are reflected above in the Summary Compensation Table.

(2)    Represents performance-based restricted stock units that are scheduled to vest in 2021 based on Company performance during 2018, 2019, and 2020.

(3)    Reflects the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2018 Annual Report.

(4)    Represents time-based restricted stock units that are scheduled to vest on March 1, 2021.

(5)    Represents time-based restricted stock units that are scheduled to vest in equal installments on March 1, 2019, 2020, and 2021.

(6)    Represents time-based restricted stock units that are scheduled to vest in equal installments on March 1, 2020 and 2021.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our Named Executive Officers as of the end of fiscal year 2018.

Stock Awards
Equity
				Equity		Incentive Plan
				Incentive Plan		Awards:
				Awards:		Market or
	Number of		Market Value	Number of		Payout value of
	Shares or		of Shares or	unearned shares,		unearned shares,
	Units of Stock		Units of Stock	units, or other		units, or other
	That Have Not		That Have Not	rights that have		rights that have
Name	Vested (#)		Vested ($) (1)	not vested (#)		not vested ($) (1)
Adam M. Contos	23,045	(2)	708,634	5,799	(3)	178,319
David L. Liniger	—		—	—		—
Karri R. Callahan	7,090	(4)	218,018	3,834	(5)	117,880
Serene M. Smith	7,382	(6)	226,997	2,811	(7)	86,438
Geoffrey D. Lewis	—		—	—		—

(1)   Value is calculated by multiplying the number of unvested restricted stock units by $30.75, which was the closing market price of our Class A common stock on December 31, 2018.

(2)   Represents time-based unvested restricted stock units as of December 31, 2018 that were scheduled to vest as follows: (i)  2,513 vest on March 1, 2019, (ii) 1,828 vest in equal installments on March 1, 2019 and 2020, (iii) 4,991 vest in equal installments on March 1, 2019, 2020 and 2021, and (iv) 13,713 vest on March 1, 2021.

(3)   Represents unvested restricted stock units,  2,056 of which are scheduled to vest in 2020 based on Company performance during 2017, 2018, and 2019 and 3,743 of which are scheduled to vest in 2021 based on Company performance during 2018, 2019, and 2020. The numbers set forth above represent the threshold number of restricted stock units.

(4)   Represents time-based unvested restricted stock units as of December 31, 2018 that were scheduled to vest as follows: (i)  2,010 vest on March 1, 2019, (ii) 1,540 vest in equal installments on March 1, 2019 and 2020, (iii) 2,803 vest in equal installments on March 1, 2019, 2020, and 2021, and (iv) 737 vest in equal installments on March 1, 2020 and 2021.

(5)   Represents unvested restricted stock units, 1,732 of which are scheduled to vest in 2020 based on Company performance during 2017, 2018, and 2019 and 2,102 of which are scheduled to vest in 2021 based on Company performance during 2018, 2019, and 2020. The numbers set forth above represent the threshold number of restricted stock units.

(6)   Represents time-based unvested restricted stock units as of December 31, 2018 that were scheduled to vest as follows: (i)  2,010 vest on March 1, 2019, (ii) 962 vest in equal installments on March 1, 2019 and 2020, (iii) 2,304 vest in equal installments on March 1, 2019, 2020, and 2021, and (iv) 2,106 vest in equal installments on March 1, 2020 and 2021.

(7)   Represents unvested restricted stock units, 1,083 of which are scheduled to vest in 2020 based on Company performance during 2017, 2018, and 2019 and 1,728 of which are scheduled to vest in 2021 based on Company performance during 2018, 2019, and 2020. The numbers set forth above represent the threshold number of restricted stock units.

Option Exercises and Stock Vested for Fiscal Year 2018

	Stock awards
	Number of shares	Value realized
	acquired on vesting	on vesting
Name	(#)	($)(1)
Adam M. Contos	4,351	245,379
David L. Liniger	—	—
Karri R. Callahan	3,806	215,766
Serene M. Smith	3,416	193,674
Geoffrey D. Lewis	5,681	327,390

(1)Represents the amounts realized based on the fair market value of our stock upon vesting, which is the closing price the day before the applicable vesting date.

Employment Agreements and Separation Agreements

Since our IPO, we have not entered into employment agreements with any executive officer. Geoffrey Lewis, our former President, is the only executive officer who had an employment agreement in 2018.  Currently no executive officers have employment agreements. Our Named Executive Officers may be entitled to certain benefits upon separation from the Company or a change in control, as described below under “Potential Payments on Termination/Change in Control.”

Geoffrey D. Lewis

We entered into an employment agreement with Mr. Lewis on July 1, 2010. Concurrent with the announcement of Mr. Lewis’s retirement, on February 8, 2018, the Company entered into the Separation Agreement with Mr. Lewis. The Separation Agreement provides that Mr. Lewis’s employment agreement was terminated and replaced with the Separation Agreement.

Pursuant to his employment agreement, Mr. Lewis was entitled to an annual base salary and he was eligible to receive an annual performance-based bonus. Mr. Lewis’s annual base salary during the time that he served as an executive officer in 2018 was $500,000. Mr. Lewis’s agreement provided for certain benefits in the event he was terminated by us other than for cause or by Mr. Lewis for good reason (as each was defined in the agreement).

The Separation Agreement provided that Mr. Lewis retired as President as of February 8, 2018. Mr. Lewis continued to serve as Senior Advisor to the Company through June 30, 2018 (the “Retirement Date”), during which time he received his annual base salary of $500,000 per year. The Separation Agreement provides certain severance benefits to Mr. Lewis, which are described in footnote 7 to the Summary Compensation Table.  Mr. Lewis’s received a cash bonus with respect to 2017 performance of $65,378 pursuant to the Separation Agreement.  Mr. Lewis did not receive a bonus with respect to 2018.

Potential Payments on Termination/Change of Control

We do not currently have any employment agreements with our executive officers. In 2018, we adopted a Severance Pay Benefit Plan (the “Severance Plan”) that is applicable to all employees, including Named Executive Officers, who meet certain eligibility requirements. Some of the restricted stock unit agreements with our employees, including Named Executive Officers, provide for accelerated vesting in the event there is a change in control.

The Severance Plan sets forth benefits eligible employees will receive if they are involuntarily terminated due to position elimination or reduction in force or in other circumstances that the Company determines should result in the payment of severance benefits.

Involuntary Termination for Cause or Voluntary Resignation Without Good Reason

None of our Named Executive Officers serving as of December 31, 2018, were entitled to any severance payments or other payments following involuntary termination for cause or voluntary resignation without good reason.

Voluntary Resignation with Good Reason or Involuntary Termination Without Cause

Our employees, including Named Executive Officers, are entitled to certain benefits under the Severance Plan if they are terminated involuntarily without cause or they voluntary resign with good reason. Good reason means that, following a change in control, the employee is not offered a position with the acquiring or successor entity that has substantially the same level of responsibility and compensation and is at a location that would not increase such employee’s one-way commute by more than twenty miles. Payment of benefits under the Severance Plan is conditioned upon the employee signing an agreement and release in a form provided by the Company that (i) provides a comprehensive release of claims against the Company and (ii) contains non-solicitation and non-disparagement provisions.

The table below sets forth the estimated amount each Named Executive Officer serving as of December 31, 2018, would have received based upon a hypothetical voluntary resignation with good reason or involuntary termination without cause on such date. The benefits under the Severance Plan for our Named Executive Officers comprise one year’s salary, outplacement assistance, continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), and a pro-rated bonus.

	Cash	Cash	Other
	Severance	Bonus	Benefits	Total
Name	($)	($)	($)	($)
Adam M. Contos	650,000	234,000	21,900	905,900
Karri R. Callahan	320,000	96,000	21,900	437,900
Serene M. Smith	320,000	96,000	21,900	437,900

Change in Control

The table below sets forth the value of accelerated vesting of restricted stock units for each Named Executive Officer serving as of December 31, 2018, based on a hypothetical change in control on such date, in connection with which the restricted stock units were not converted into an equivalent award by the acquiring or successor entity. See “Voluntary Resignation with Good Reason” above for additional benefits that may be available in the event of a change in control where the Named Executive Officer is not offered a comparable position with the acquiring or successor entity.

Restricted
Stock
Vesting
Name	($)
Adam M. Contos	708,634
Karri R. Callahan	218,018
Serene M. Smith	165,189

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Adam Contos,  who has served as our principal executive officer since February 2018.

We identified the median employee by examining the compensation (including annual base salary, bonuses, commissions, incentives, and overtime) of all of our employees, other than Mr. Contos, as of November 15, 2018.

The total compensation of the employee identified as the median employee at our Company was $80,106. This includes base salary of $71,400;  cash bonus with respect to 2018 of $5,659;  and 401(k) match of $3,047.

Mr. Contos served as Co-CEO alongside Mr. Liniger (who was our Principal Executive Officer) through February 14, 2018, and since then has been our sole CEO and our Principal Executive Officer.  Because Mr. Contos was the Principal Executive Officer on the date we used for identifying the median employee, we are using Mr. Contos’s compensation for this section. The total 2018 compensation for Mr. Contos, as reported in the Summary Compensation Table above was $2,405,065. The ratio of our CEO’s compensation to that of the median employee for 2018 was 30 to 1.

Employee Benefit and Stock Plans

The 2013 Omnibus Incentive Plan

Prior to our IPO, our Board of Directors adopted the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Plan”) and our stockholders voted in 2017 to reapprove the Omnibus Plan. The Omnibus Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant shares of our Class A common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and to employees, directors, and consultants of any affiliated entity, including RMCO and its subsidiaries. This is a summary of the principal features of the 2013 Omnibus Incentive Plan, not a complete description of all of its provisions and is qualified in its entirety by reference to the full text of the Omnibus Plan. As of the Record Date, approximately 33 officers, 450 other employees,  and nine non-employee directors were eligible to participate in the 2013 Omnibus Incentive Plan. The administrator of the Omnibus Plan also has discretion to grant awards to consultants, although we have not historically done so and, as of the Record Date, there are no consultants the administrator would likely consider for the grant of awards. Participation in the Omnibus Plan provides eligible persons an incentive, through ownership of the Company’s common stock, to continue in service to the Company and related entities, and helps the Company compete effectively with other enterprises for the services of qualified persons.

Share Reserve

The Omnibus Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our IPO, equal to one percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, on a fully diluted basis; or a lower number of shares determined by the plan’s administrators. After giving effect to all outstanding awards (assuming maximum achievement of performance goals for performance-based awards), there were 2,316,694 shares available for future awards under the 2013 Omnibus Incentive Plan, as of the Record Date.

Administration

The Compensation Committee of the Board of Directors administers the Omnibus Plan and is referred to as the “administrator.” The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors, and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards, and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

401(k) Plan

RE/MAX, LLC maintains a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including a minimum hours of service requirement. The 401(k) plan participants, including certain of our Named Executive Officers, may elect to defer up to 60% of their eligible regular compensation and bonuses, subject to applicable annual limits set pursuant to the Code. The Company may make discretionary matching and profit sharing contributions on behalf of plan participants. Every year since 2013 the Company has made discretionary matching contributions in the amount of 50% of contributions by plan participants. Plan participants may elect to invest their contributions in various established funds. All amounts contributed to the plan and earnings on these contributions are fully vested at all times.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for determining executive compensation. The table below illustrates the annual compensation structure for non-employee directors in 2018. Directors who are also employees receive no additional compensation for their services as directors. Mr. Contos’s compensation is included with that of our other Named Executive Officers above under “Executive Compensation.”

Annual
Amount
Element	($)
Retainer (cash)	80,000
Equity Grant (restricted stock units that vest after approximately one year)	100,000
Additional Retainer for Lead Independent Director (cash)	30,000
Additional Retainer for Audit Committee Chair (cash)	25,000
Additional Retainer for Audit Committee Member (cash)	12,500
Additional Retainer for Compensation Committee Chair (cash)	15,000
Additional Retainer for Compensation Committee Member (cash)	5,000
Additional Retainer for Nominating and Corporate Governance Committee Chair (cash)	10,000
Additional Retainer for Nominating and Corporate Governance Committee Member (cash)	5,000
Additional Retainer for Finance and Investment Committee Chair (cash)	10,000
Additional Retainer for Finance and Investment Committee Member (cash)	5,000

The following table shows director compensation for fiscal year 2018.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation
Name	($)	($)(1)	($)(2)	Total ($)
Richard O. Covey	115,000	100,032	1,299	216,331
Kathleen J. Cunningham	113,750	100,032	1,299	215,081
Joseph A. DeSplinter	100,000	100,032	1,299	201,331
Roger J. Dow	95,000	100,032	1,299	196,331
Ronald E. Harrison	97,500	100,032	1,299	198,831
David L. Liniger (3)	—	—	—	—
Gail A. Liniger (3)	—	—	—	—
Daniel J. Predovich	80,000	100,032	1,299	181,331
Christine M. Riordan	95,000	100,032	1,299	196,331
Teresa S. Van De Bogart	92,500	100,032	1,299	193,831

(1)   Reflects the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2018 Annual Report. As of December 31, 2018, each director named in the table above, other than Mr. and Mrs. Liniger, had 1,920 unvested restricted stock units, which were scheduled to vest on April 1, 2019.

(2)   Reflects dividend equivalents paid in cash upon settlement of restricted stock units.

(3)   Since our IPO in 2013, Mr. and Ms. Liniger have not received compensation for their service as directors or officers (other than benefits similar to other employees).

In addition to the amounts in the table above, all directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our directors and officers, the information is as of the Record Date, unless otherwise noted. For stockholders who own more than 5% of our Class A common stock, the information is as of the most recent form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, Inc. 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after the Record Date.

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table is not reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

							Combined
							Voting Power
							of Class A
							and
	Class A		RMCO Common Units		Class B (1)		Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger (2)	—	*	12,559,600	41.36%	1	100.00%	41.36%
Gail A. Liniger (2)	—	*	12,559,600	41.36%	1	100.00%	41.36%
Karri R. Callahan	8,370	*	—	*	—	*	*
Adam M. Contos	5,344	*	—	*	—	*	*
Richard O. Covey (3)	10,847	*	—	*	—	*	*
Kathleen J. Cunningham	12,547	*	—	*	—	*	*
Joseph A. DeSplinter	5,533	*	—	*	—	*	*
Roger J. Dow	14,347	*	—	*	—	*	*
Ronald E. Harrison	14,347	*	—	*	—	*	*
Dan J. Predovich	3,977	*	—	*	—	*	*
Christine M. Riordan	7,074	*	—	*	—	*	*
Serene M. Smith	5,377	*	—	*	—	*	*
Teresa S. Van De Bogart	5,363	*	—	*	—	*	*
Geoffrey D. Lewis (4)	10,339	*	—	*	—	*	*
Directors and executive officers as a group (13 persons) (5)	93,126	*	12,559,600	41.36%	1	100.00%	41.67%
5% Stockholders
RIHI (6)	—	*	12,559,600	41.36%	1	100.00%	41.36%
BlackRock, Inc. (7)	2,705,898	15.19%	—	*	—	*	8.91%
The Vanguard Group (8)	1,906,792	10.71%	—	*	—	*	6.28%
Kayne Anderson Rudnick Investment Management LLC (9)	1,781,679	10.00%	—	*	—	*	5.87%
Van Berkom & Associates Inc. (10)	1,765,329	9.91%	—	*	—	*	5.81%
Burgundy Asset Management Ltd. (11)	1,659,329	9.32%	—	*	—	*	5.46%
Renaissance Technologies LLC (12)	1,202,000	6.75%	—	*	—	*	3.96%

* Less than 1%

(1)    RIHI, as holder of Class B common stock, is entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to the aggregate number of common units of RMCO that such stockholder holds.

(2)    Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends and reclassifications) or cash. Mr. and Mrs. Liniger have dispositive, voting, and investment control over such common units in RMCO.

(3)    Shares are owned by the Richard O. Covey living trust.

(4)    Information for Mr. Lewis is as of June 30, 2018, the last day of his employment with the Company.

(5)    Does not include shares held by Mr. Lewis because he is no longer an executive officer.

(6)    Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash. RIHI is majority owned and controlled by David Liniger, our Chair, and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting, and investment control over the common units held by RIHI.

(7)    Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 31, 2019. BlackRock reported sole voting power with respect to 2,644,973 shares and sole dispositive power with respect to 2,705,898 shares. In such filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10055.

(8)    Based solely on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 12, 2019. Vanguard reported sole voting power with respect to 17,677 shares, shared voting power with respect to 1,411 shares, sole dispositive power with respect to 1,889,655 shares, and shared dispositive power with respect to 17,137 shares. In such filing, Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355.

(9)    Based solely on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC (“Kayne Anderson”) on February 11, 2019. Kayne Anderson reported sole voting power and sole dispositive power with respect to 1,281,799 shares, shared voting power and shared dispositive power with respect to  499,880. In such filing, Kayne Anderson lists its address as 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(10)  Based solely on a Schedule 13G filed by Van Berkom & Associates Inc. (“VB”) on February 11, 2019. VB reported sole voting and sole dispositive power with respect to all shares reported. In such filing, VB lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8, Canada. VB disclaims beneficial ownership of the shares reported, except to the extent of its pecuniary interest therein.

(11)  Based solely on a Schedule 13G/A filed on February 13, 2019 by Burgundy Asset Management Ltd. (“Burgundy”). Burgundy reported sole voting power with respect to 1,183,844 shares and sole dispositive power with respect to 1,659,329 shares. In such filing, Burgundy lists its address as 181 Bay St., Suite 4510, Toronto, Ontario M5J 2T3, Canada.

(12)  Based solely on a Schedule 13G filed by Renaissance Technologies, LLC (“Renaissance”) on February 12, 2019. Renaissance  reported sole voting power with respect to 1,083,300 shares, sole dispositive power with respect to 1,130,330 shares, and shared dispositive power with respect to 71,670 shares. In such filing, Renaissance lists its address as 800 Third Avenue, New York, New York 10022.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. We assist our directors and officers with their Section 16(a) filings. Based solely on a review of reports filed with the SEC and written representations from directors and executive officers, we believe that all required reports under Section 16(a) were timely filed during 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below the transactions and series of similar transactions, during 2018, to which we were a participant or will be a participant, in which:

•     the amounts involved exceeded or will exceed $120,000 and

•     any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as 5% stockholders), or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required in the Compensation Disclosure and Analysis, the compensation tables above, and under the section titled “Director Compensation.”

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby, at any time following our IPO and the expiration of any related lock-up period, it can require us to register, under the Securities Act of 1933, shares owned by it and not sold in our IPO. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

In connection with our IPO, we entered into certain transactions which are expected to have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities as a result of increasing our share of tax basis in RMCO’s tangible and intangible assets. In connection with these transactions, we entered into a separate tax receivable agreement with each of RMCO’s two pre-IPO owners, including RIHI. These agreements provide for the payment by us to the counterparties to the agreements of 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize, or in some circumstances are deemed to realize, as a result of an expected increase in our share of tax basis in RMCO’s tangible and intangible assets, including increases attributable to payments made under the tax receivable agreements, and deductions attributable to imputed and actual interest that accrues in respect of such payments. These tax benefit payments are not conditioned upon one or more of the pre-IPO owners maintaining a continued ownership interest in either RMCO or RE/MAX Holdings. We expect to benefit from the remaining 15% of cash savings, if any, that we may actually realize. The substantive provisions of the separate tax receivable agreements that we entered into with each of RMCO’s pre-IPO owners are substantially identical.

For purposes of the tax receivable agreements, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our share of tax basis in RMCO’s tangible and intangible assets and had the tax receivable agreements not been entered into. The tax receivable agreements generally apply to each of our taxable years and began with the first taxable year ending after the consummation of the IPO. There is no maximum term for the tax receivable agreements; however, the tax receivable agreements may be terminated by us pursuant to an early termination procedure that requires us to pay the counterparties an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement.

The actual timing and amount of any payments that may be made under the tax receivable agreements will vary depending upon a number of facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the trading price of our shares of Class A common stock at the time of any such redemptions, the impact of foreign taxes, and the amount and timing of our taxable income and the applicable tax rate). However, the payments that we may be required to make to the counterparties could be substantial. Any payments made by us to the counterparties to the tax receivable agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us or to RMCO and, to the extent that we are unable to make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us.

 The tax receivable agreements provide that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the tax receivable agreements, then our obligations, or our successor’s obligations, under the tax receivable agreements would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the tax receivable agreements.

As a result, (i) we could be required to make cash payments to the counterparties that are greater than the specified percentage of the actual benefits we ultimately realize, and (ii) if we elect to terminate the tax receivable agreements early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the tax receivable agreements, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits.

The tax receivable agreements provide that we may, at our option, make one or more estimated payments to the counterparties in respect of any anticipated payments required under the tax receivable agreements. Any estimated payments made under the terms of the tax receivable agreements are subject to adjustment pending a final determination of the actual payments required under the tax receivable agreements.

We will also not be reimbursed for any cash payments previously made to the counterparties to the tax receivable agreements if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a counterparty will be netted against any future cash payments that we might otherwise be required to make under the terms of the tax receivable agreements. However, we might not determine that we have effectively made an excess cash payment to the counterparties for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the tax receivable agreements that are substantially greater than our actual cash tax savings. Although we are not currently aware of any reason why any tax basis increases or other tax benefits would be challenged by a taxing authority, if we determine that any tax basis increases or other tax benefits may be subjected to a reasonable challenge or are being challenged by a taxing authority, we may withhold some or all of the payments otherwise due to the counterparties under the tax receivable agreements in an interest-bearing escrow account until such a challenge is no longer possible or is otherwise resolved.

We will have full responsibility for, and sole discretion over, all RE/MAX Holdings tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation rights held by the counterparties.

Payments are generally due under the tax receivable agreements within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the tax receivable agreements will continue to accrue interest at LIBOR plus 300 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

We entered into the tax receivable agreements on October 7, 2013. During 2018, we made payments under the tax receivable agreement with RIHI of approximately $6.3 million.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, we are a member and the sole manager of RMCO. As the sole manager, we control all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of RMCO and the day-to-day management of RMCO’s business. Pursuant to the terms of the RMCO Agreement, we also cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as we are the sole manager of RMCO, our business is limited to owning and dealing with our common units of RMCO, managing the business of RMCO, and fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.

Compensation. We are not entitled to compensation for our services as manager except as provided in the management services agreement described below under “Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. We are entitled to reimbursement by RMCO pursuant to the management services agreement for our reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including us, such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by us. For this purpose, the taxable income of RMCO, and RE/MAX Holdings’ allocable share of such taxable income, shall be determined without regard to any current or future amortization deductions attributable to (i) tax basis adjustments that RE/MAX Holdings may receive under Section 743(b) of the Code and (ii) RE/MAX Holdings’ proportionate share of RMCO’s existing tax basis in previously acquired assets that result, in each case, from RE/MAX Holdings’ deemed or actual purchase of an equity interest in RMCO from our pre-IPO owners (as described above under “Tax Receivable Agreements”). The assumed tax rate that we expect to use for purposes of determining tax distributions from RMCO to its members will approximate our reasonable estimate of the highest combined federal, state (based on the highest individual tax rate in the state of Colorado), and local tax rate that may potentially apply to any one of RMCO’s members, regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s pre-IPO owners (as described above under “Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for our shares of Class A common stock on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications), or at our option, a cash payment equal to the market price of one share of our common stock. If we decide to make a cash payment, RIHI has the option to rescind its redemption request within a specified time period. If we decide to make a cash payment and RIHI has not rescinded, we are obligated to sell to a third party a number of shares of our Class A common stock equal to the number of redeemed common units, so as to ensure that the number of common units in RMCO that we own will equal the number of our outstanding shares of Class A common stock. Upon the exercise of its redemption right, RIHI will surrender common units to RMCO for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our Class A common stock to RMCO in exchange for an amount of newly issued common units in RMCO equal to the number of common units redeemed by RIHI. RMCO will then distribute the cash or shares of our Class A common stock to RIHI to complete the redemption. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may also, in its sole discretion, elect to acquire RIHI’s common units in RMCO from RIHI. In the event of such an election, and as an alternative to RIHI engaging in a redemption transaction with RMCO, RE/MAX Holdings would instead directly acquire RIHI’s common units in RMCO on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of Common Units Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from RMCO a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of options or issuance of other types of equity compensation. We will contribute to RMCO the amount of any consideration we receive for the exercise of options or for shares issued pursuant to other types of equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro rata in accordance with their respective percentage ownership interests in RMCO (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

Management Services Agreement

In connection with our IPO, we entered into a management services agreement with RMCO pursuant to which we provide certain management services to RMCO. In exchange for the services we provide, RMCO reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to us, such as office facilities, equipment, supplies, payroll, and accounting and financial reporting. The management services agreement also provides that our employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in our 2013 Omnibus Incentive Plan. RMCO will indemnify us for any losses arising from our performance under the management services agreement, except that we will indemnify RMCO for any losses caused by our willful misconduct or gross negligence.

Sanctuary Golf Course

Sanctuary, Inc. (“Sanctuary”) is a company owned by Dave and Gail Liniger that owns and manages Sanctuary, a private golf course located near Denver, Colorado. We pay Sanctuary for corporate meeting and events held at Sanctuary and for catering services. During 2018 the Company paid Sanctuary approximately $150,000.

Executive Compensation, Employment Arrangements, Retirement Agreement, and Separation Agreement

Please see “Compensation Disclosure and Analysis,” “Compensation Tables,” and “Employment Agreements and Separation Agreements” for information on compensation arrangements with our executive officers, agreements with our executive officers containing compensation and termination provisions, among others, and the Separation Agreement with our former President.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related party transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the three nominees named in this Proxy Statement as Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated David Liniger, Daniel Predovich, and Teresa Van De Bogart to serve as Class III directors for terms expiring at the 2022 Annual Meeting of Stockholders. Richard Covey currently serves as a Class III director but this will be his final term on the Board, with his service ending at the Annual Meeting.

In the event that any nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All of the nominees currently serve as directors and we do not expect that any of them will be unavailable or will decline to serve.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors in this Proposal 1.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG as our independent auditor for the fiscal year ending December 31, 2019. Although stockholder ratification of the appointment of KPMG is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of KPMG, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent auditor for the fiscal year ending December 31, 2019.

KPMG Fees

The following table presents aggregate fees billed to the Company for services rendered by KPMG during the fiscal years ended December 31, 2018 and 2017.

	2018	2017
Audit fees (1)	$1,270,458	$1,600,924
Audit-related fees (2)	111,657	126,033
Tax fees (3)	795,693	861,914
Total	$2,177,808	$2,588,871

(1)  Audit fees include fees for the audit of our 2018 and 2017 consolidated financial statements (including the audits required of internal control over financial reporting). For 2018 and 2017 this includes subsidiary company audits and issuance of consents required by statute or regulation and similar matters. For 2017 this also includes $308,937 in fees related to review of the work of the special committee.

(2)  Audit-related fees include fees billed for audit-related services related to professional consultations with respect to accounting issues and the Company’s 2018 and 2017 acquisitions.

(3)  Tax fees include fees billed in the respective periods for tax compliance services and consultations regarding the tax implications of certain transactions, as shown in the table below.  Tax fees related to the tax receivable agreements consist of fees incurred due to ongoing maintenance requirements of the Company’s tax receivable agreements, which include preparing an advisory firm letter, reviewing the related tax basis and tax benefit schedules and the facts, assumptions, and methodologies used in calculating the payments due pursuant to the tax receivable agreements as well as consulting related to the tax receivable agreements.  Other tax fees in 2018 include tax fees incurred in connection with the acquisition of booj ($42,709) and tax fees related to the Tax Cuts and Jobs Act’s impact on our foreign operations ($99,986).

	2018	2017
Tax compliance fees	$472,338	$483,115
Tax consulting fees	48,781	65,005
Tax fees related to the tax receivable agreements	131,879	258,554
Other tax fees	142,695	55,240
Total	$795,693	$861,914

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2018. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Kathleen Cunningham (Chair), Joseph DeSplinter, Ronald Harrison, and Teresa Van De Bogart. Each of the members is independent and financially literate as defined under the applicable NYSE rules. Ms. Cunningham and Mr. DeSplinter have been designated as audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies, reviewing the integrity of the Company’s financial reporting process and the Company’s internal control structure that management and the Board have established, reviewing significant financial transactions, earnings press releases, and earnings guidance. In addition, the Audit Committee regularly oversees and reviews the status of cybersecurity risks. Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee regularly meets separately with the independent auditors and carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, the significant risks identified by the independent registered public accounting firm, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm is retained to perform non-audit related services. To ensure that the appointment of the independent registered public accounting firm is in the best interests of the Company and its stockholders, the Audit Committee annually considers the independent auditor’s qualifications, independence, audit approach, work quality, and significant legal or regulatory proceedings related to the firm, along with the impact of changing auditors. In 2016, the Company’s independent registered public accounting firm, in consultation with the Audit Committee, selected a new lead audit engagement partner. The lead engagement partner rotates no less frequently than every five years. KPMG has served as the Company’s independent registered public accounting firm since 2003.

The Audit Committee has established an auditor independence policy and reviews and approves this policy on an annual basis. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. Pursuant to this policy, the Audit Committee has delegated authority to pre-approve services with fees up to $100,000 to the Audit Committee Chair, with such pre-approval subject to ratification by the Audit Committee at its next regularly scheduled meeting. In accordance with this policy, all services performed by KPMG have been pre-approved by the Audit Committee in 2018 and 2017.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2018 with the Company’s management and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, as amended “Communications with Audit Committees,” as adopted by the PCAOB.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit Committee has also considered whether KPMG’s performance of non-audit services is compatible with maintaining KPMG’s independence and believes that the services provided by KPMG for the fiscal years 2018 and 2017 were compatible with, and did not impair, KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Audit Committee

Kathleen J. Cunningham (Chair)

Joseph A. DeSplinter

Ronald E. Harrison

Teresa S. Van De Bogart

INFORMATION REGARDING STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2020 Annual Meeting of Stockholders (the “2020 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 13, 2019 in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2020 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2020 Meeting occurs more than 30 days before or after May 22,  2020, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2020 Meeting or (ii) the 10th day following the first public announcement of the date of the 2020 Meeting. Assuming the 2020 Meeting is held within 30 days before or after May 22,  2020, then stockholder proposals must be received no earlier than December 13,  2019 and no later than January 13,  2020. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our bylaws.

Nominations for candidates for Board membership should contain the following information:

•     the candidate’s name, age, business address, and home address;

•     the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references, and service on boards of directors or other positions the candidate currently holds or has held during the past three years;

•     the class and number of shares of the Company the candidate beneficially owns;

•     any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member;

•     any other pertinent information about the candidate and his or her qualifications;

•     the name and record address of the stockholder making the recommendation; and

•     the class and number of shares of the Company beneficially owned by the stockholder making the recommendation and the period of time the shares have been held.

Stockholder nominations should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth above.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RE/MAX HOLDINGS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 During The Meeting - Go to www.virtualshareholdermeeting.com/RMAX2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E73583-P22523 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RE/MAX HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: 01) 02) 03) David Liniger Daniel Predovich Teresa Van De Bogart The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E73584-P22523 RE/MAX HOLDINGS, INC. Annual Meeting of Stockholders May 22, 2019 3:00 p.m. This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 22, 2019. The undersigned, revoking all prior proxies, hereby appoints Adam Contos, Karri Callahan and Adam Scoville, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held online at www.virtualshareholdermeeting.com/RMAX2019 on May 22, 2019 at 3:00 p.m. (Mountain time) and at any adjournments or postponements thereof. When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" each director nominee in Proposal 1 and "FOR" Proposal 2. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. Continued and to be signed on reverse side